Exhibit n.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Solar Capital Ltd.:

We consent to the use of our reports dated February 25, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting for Solar Capital Ltd. included herein, and to the references to our firm under the heading “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

New York, New York

March 5, 2015